Exhibit 1.01
Entegris, Inc.
Conflict Minerals Report
For the reporting period from January 1, 2018 to December 31, 2018
1.    Introduction
This Conflict Minerals Report (this “Report”) of Entegris, Inc. (herein referred to as the “Company”, “we”, “us”, or “our”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the reporting period from January 1, 2018 to December 31, 2018.
The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), wolframite, gold and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”). These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.
If any 3TGs are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured and are required to be reported in the calendar year covered by the Specialized Disclosure Report on Form SD (the “Form SD”), the registrant must conduct in good faith a reasonable country of origin inquiry (“RCOI”) regarding those 3TGs that is reasonably designed to determine whether any of the 3TGs originated in the Covered Countries or are from recycled or scrap sources.
Based on its RCOI, if the registrant knows that any of its necessary 3TGs originated in the Covered Countries and are not from recycled or scrap sources, or has reason to believe that its necessary 3TGs may have originated in the Covered Countries and has reason to believe that they may not be from recycled or scrap sources, the registrant must exercise due diligence on the source and chain of custody of its 3TGs that conforms to a nationally or internationally recognized due diligence framework. If, as a result of that due diligence, the registrant is unable to determine that its 3TGs did not originate in the Covered Countries or the registrant determines that its 3TGs did come from recycled or scrap sources, the registrant must annually file a Report as an exhibit to its Form SD that includes a description of its due diligence measures on the source and chain of custody of those 3TGs.
This Report has not been audited.
Certain information contained in this Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of the Form SD to which this Report is an Exhibit and involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements that include such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to the Company or our management are intended to identify such forward-looking statements. These statements are not a guarantee of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks include but are not limited to, our ability to successfully implement the steps indicated in the “Additional Risk Mitigation Steps” section of this Report, our ability to implement such steps in the anticipated timeframe, and other factors. Except as required under the federal securities laws and the rules and regulations of the SEC, we undertake no obligation to update publicly any forward-looking statements contained herein.
1.1.    Company Overview
The Company is a leading global developer, manufacturer and supplier of microcontamination control products, specialty chemicals and advanced materials handling solutions for manufacturing processes in the semiconductor and other high-technology industries. Our mission is to leverage our unique breadth of capabilities to create value for our customers by developing mission-critical solutions to maximize manufacturing yields, reduce manufacturing costs and enable higher device performance.
Semiconductors, or integrated circuits, are key components in modern electronic devices. Smartphones, cloud computing, the Internet of Things, artificial intelligence and other applications require faster, more powerful and more energy efficient semiconductors. In response to these requirements and the growing demand from these applications, semiconductor makers have been adding more capacity and semiconductor manufacturing technology has rapidly been moving to smaller dimensions, adopting new device architectures, such as FinFET transistors and 3D-NAND, and utilizing new and innovative manufacturing materials to increase transistor and bit density. As the technology node becomes increasingly complex, to enable improvements and to maximize yields, manufacturers require the effective development and application of new materials, a reliable and consistent supply of high-value materials, and contamination-free transportation, storage and delivery of these materials, seamlessly integrated into the semiconductor manufacturing process, at ever-increasing levels of purity and contaminant control. Additionally, the effective management and maintenance of the entire materials handling system, from initial production of process chemistry, to transportation and dispensing onto the wafer, has grown in importance to enhanced device yield.
Entegris is uniquely positioned to rapidly respond to these challenges and to help our customers solve problems throughout their advanced manufacturing processes. We deliver advanced materials and high-purity chemistries, free from contamination, with optimized packaging and delivery solutions and in-process filtration and purification solutions that ensure high-value liquid chemistries and gases are free from contaminants before reaching the wafer. Our technology portfolio includes approximately 21,000 standard and customized products and solutions to achieve the highest levels of purity and performance that are essential to the manufacture of semiconductors, flat panel displays, light emitting diodes, or LEDs, high-purity chemicals, solar cells, gas lasers, optical and magnetic storage devices, and critical components for aerospace, glass manufacturing and biomedical applications. The majority of our products are consumed at various times throughout the manufacturing process, with demand driven in part by the level of semiconductor and other manufacturing activity.
Our business is organized and operated in three operating segments, which align with the key elements of the advanced semiconductor manufacturing ecosystem. The Specialty Chemicals and Engineered Materials, or SCEM, segment provides high-performance and high-purity process chemistries, gases, and materials, and safe and efficient delivery systems to support semiconductor and other advanced manufacturing processes. The Microcontamination Control, or MC, segment offers solutions to filter and purify critical liquid chemistries and gases used in semiconductor manufacturing processes and other high-technology industries. The Advanced Materials Handling, or AMH, segment develops solutions to monitor, protect, transport, and deliver critical liquid chemistries, wafers and other substrates for a broad set of applications in the semiconductor industry and other high-technology industries. While these segments have separate products and technical know-how, they share a global generalist sales force, common business systems and processes, technology centers, and strategic and technology roadmaps. We leverage our expertise from these three segments to create new and increasingly integrated solutions for our customers.
3TGs are used in the Company’s business units which utilize the following components: sensors, monitors, valves, control modules, displays, pressure transducers, flow controllers, printed circuit boards, printed wire board, and cables. Tin (primarily in tin-based solder) and gold (in electronic components) are the predominant materials in use, while tantalum is reported on a minimal level, and tungsten is mainly found in tungsten impregnated graphite.
In February 2014, the Company adopted a policy relating to Conflict Minerals (the “Conflict Minerals Policy”) incorporating the standards set forth in the then-current version of the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Materials from Conflict-Affected and High-Risk Areas, second edition (the “OECD Guidance”). Our Conflict Minerals Policy can be found on our website at https://www.entegris.com/content/dam/web/about-us/corporate-overview/documents/policies/policy-conflict-minerals.pdf
1.2.    Supply Chain
As a developer, manufacturer and supplier of products and materials to semiconductor and other high- technology industries, the Company is several levels removed from the mining and refining of 3TGs.
The Company does not make purchases of raw ore or unrefined 3TGs and makes no direct purchases in the Covered Countries. As a result, we rely on our suppliers to provide information on the origin of 3TGs that may be contained in components and materials supplied to us.
While negotiating new supply agreements or renewals of existing supply agreements, members of our procurement organization provide the requirements of the Rule and Conflict Minerals Disclosure process to suppliers to increase awareness and educate our suppliers on the Rule’s requirement for cooperation and reporting from sub-suppliers.
We are committed to compliance with the Rule and working toward avoiding the use of 3TGs that directly or indirectly finance or benefit armed groups in the Covered Countries. If we become aware of a supplier whose supply chain includes minerals that are not conflict free, we will take appropriates steps to address the situation in a timely manner, including reassessment of the supplier relationship. We expect our suppliers to take similar measures with their sub-suppliers.
2.    Reasonable Country of Origin Inquiry Program
The Company conducted a RCOI regarding the 3TGs in materials, components and finished goods supplied to the Company. With the assistance of our third-party compliance partner Assent Compliance Inc. (“Assent”), we contacted all our suppliers with an automated email describing the compliance requirements and requesting supply chain information be submitted pursuant to version 5.11 or higher of the Responsible Minerals Initiative Conflict Minerals Reporting Template (“CMRT”). Additionally, if a response was not received from the initial contact, follow-up emails were sent to suppliers offering assistance and further information about the requirements of the Rule and its requirements. If, after these outreach efforts, a supplier still did not respond to the survey, the Company’s relevant supplier relationship managers were instructed to contact those suppliers directly for a response. As of May 24, 2019, the Company had an overall response rate from surveyed suppliers of 80%.
The Company utilized a software platform which validated the information submitted on CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. All submitted forms are accepted and classified as valid or invalid so that, in either event, data is retained. Suppliers were contacted regarding invalid forms and were encouraged to resubmit a valid form. As of May 24, 2019, we had 10 invalid supplier submissions that were not yet corrected.

Assent compared the list of smelters and refiners provided in our suppliers’ responses to the lists of smelters maintained by the RMI and, if a supplier indicated that a facility was certified as conflict-free, confirmed that the facility was listed on RMI’s list of validated conflict free smelters and refiners of 3TGs. Our suppliers identified a total of 320 smelters and refiners that appear on the lists maintained by RMI. Of these 320 smelters and refiners, 254 are validated as conflict free by RMI or a cross-recognized initiative, and, based on information provided by RMI, a further 7 have agreed to undergo or are currently undergoing a third-party audit. Most of the CMRTs we received were made on a company or division level basis which did not allow us to identify which smelters or refiners listed by our suppliers processed the 3TGs contained in our products.
2.1.    Reasonable Country of Origin Inquiry Results
Based on the responses to our RCOI, the Company is unable to determine that 3TGs necessary to the functionality or production of our products did not originate in the Covered Countries or were not exclusively from recycled or scrap sources. Accordingly, the Company undertook the measures described below to assess the due diligence practices of the smelters and refiners listed on its unique smelter list that were known or reasonably believed to have sourced from the DRC or that had unknown sourcing.
3.    Due Diligence
We established a Conflict Minerals compliance program that is designed to conform, in all material respects, to the framework in the OECD Guidance and the related supplements for gold, tin, tantalum and tungsten. The Guidance identifies five steps for due diligence that should be implemented and provides guidance as to how to achieve each step. We developed our due diligence process to address each of these five steps, namely:

1)	Establishing strong company management systems regarding Conflict Minerals;

2)	Identifying and assessing risks in our supply chain;

3)	Designing and implementing a strategy to respond to identified risks in our supply chain;

4)	Utilizing independent third-party audits of supply chain diligence; and

5)	Publicly reporting on our supply chain due diligence.
We are a downstream supplier, many steps removed from the mining of 3TGs. Many suppliers, through multiple tiers of distribution, supply the components and materials integrated into our products. Furthermore, the Company does not purchase raw ore or unrefined Conflict Minerals or make purchases from the Covered Countries. The origin of the Conflict Minerals cannot be determined with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or other Conflict Mineral containing derivatives. The smelters and refiners consolidate raw ore and represent the best actors in the total supply chain to possess knowledge of the origin of the ores they procure.
The OECD Guidance specifies that the requirements for compliance should reflect a company’s position in the supply chain. The OECD Guidance states that the implementation of due diligence should be tailored to a company’s activities and relationships and that the nature and extent of due diligence may vary based on a company’s size, products, relationships with suppliers and other factors. Due to practical difficulties associated with supply chain complexities, the OECD Guidance advises that downstream companies exercise due diligence primarily by establishing controls over their immediate suppliers. Accordingly, we rely primarily on our “tier 1” (direct) suppliers to provide information with respect to the origin of the Conflict Minerals contained in the components and materials supplied to us.

3.1.    Establish Strong Company Management System
3.1.1.    Management System Team
The Company has established a management system with respect to the Rule and the obligations thereof. Our management system includes a cross-functional team, with representatives from Environmental, Health and Safety (“EHS”), Procurement, Product Stewardship, Legal and Internal Audit departments. The Conflict Minerals team is responsible for implementing our Conflict Minerals compliance strategy and is led by the Vice President of EHS. Senior management is briefed about the results of the Conflict Minerals team’s progress and due diligence efforts on a regular basis.
The Company also uses a third-party service provider, Assent Compliance, to assist us with evaluating supply chain information regarding 3TGs, identifying potential risks, and in the development and implementation of additional due diligence steps that we will undertake with suppliers regarding Conflict Minerals.
3.1.2.    Conflict Mineral Policy
As described above, in February 2014, the Company adopted the Conflict Minerals Policy incorporating the standards set forth in the then-current version of the OECD Guidance. Our Conflict Minerals Policy can be found on our website at https://www.entegris.com/content/dam/web/about-us/corporate-overview/documents/policies/policy-conflict-minerals.pdf
3.1.3.    Control Systems
Internal controls include our on-going initiative of integrating Conflict Minerals related provisions in our supply agreements that require disclosure of 3TGs and Conflict Minerals. In addition, through membership with industry associations like National Association of Environmental Managers (“NAEM”), Semiconductor Equipment and Materials International (“SEMI”) and Responsible Business Alliance (“RBA”), the Company actively monitors best practices used by other manufacturers in the semiconductor and high technology sectors and participates in industry-wide initiatives to control the use of Conflict Minerals. While a portion of our direct suppliers are also Exchange Act registered companies which are subject to and knowledgeable about the Rule, we also have many other suppliers and distributors that are not registered companies that require additional training to understand the requirements of the Rule. In 2018, the Company engaged Assent to further implement Conflict Mineral surveys, outreach, and tracking best practices.
3.1.4.    Supplier Engagement
In accordance with the OECD requirement to strengthen engagement with suppliers, we have made reasonable inquiries to direct suppliers to obtain 3TG data, provided them with requirements of our Conflict Minerals Policy and informed them as to where they may find additional information on the requirements relating to Conflict Minerals disclosure. The Company has provided education and training relating to the Rule and to Conflict Minerals to all in-scope suppliers by providing such suppliers with access to Assent’s Learning Management System training course. This training is tracked and evaluated based on completion. All suppliers are encouraged to complete all modules within this course. Additionally, as identified earlier, our procurement organization continues to integrate Conflict Minerals related requirements language into new supply agreements or renewals of existing supply agreements during negotiations. Accordingly, we are continuing our attempts to identify risks before entering into such agreements, so that steps can be taken to confirm suppliers have implemented processes to identify the origin of 3TGs.
3.1.5.    Maintain Records
As part of our EHS Management System, we have developed a record retention requirement for information relating to the management of our Conflict Minerals compliance process. All relevant records will be retained for a period of 5 years.
3.1.6.    Grievance Mechanism
Our Code of Business Ethics, which is available on our website at https://www.entegris.com/content/dam/web/about-us/corporate-overview/documents/certificates/entegris-code-of-business-ethics.pdf provides details about our grievance mechanisms, such as the details of our dedicated mailbox and hotline, whereby violations of our policies, including our Conflict Minerals Policy, may be reported. In addition, the Company has established a monitored email account, with the address of supplier.whistleblowing@Entegris.com, and has notified its suppliers of such email address, so that suppliers may provide information regarding Conflict Minerals compliance issues.
3.2.    Identify and Assess Risk in the Supply Chain
Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult for us to identify actors upstream from our direct suppliers. We have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TGs in our supply chain. This was done by adopting methodology outlined by the RMI’s joint industry programs and outreach initiatives and requiring our suppliers to conform with the same standards to meet the OECD Guidelines, and report to us using the CMRT. Through this industry joint effort, we made a reasonable determination of the mines or locations of origin of the 3TGs in our supply chain. We also requested that all our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the lists of sourced metals certified by third party sources as “Known” and “Conflict Free”.
We have identified 717 direct suppliers. We rely on suppliers whose materials or components contain 3TGs to provide us with information about the source of 3TGs contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers. Many of the largest suppliers either are Exchange Act registrants and subject to the Rule or are suppliers to other Exchange Act registrants that are subject to the Rule.
In accordance with OECD Guidelines, it is important to identify and assess risks associated with Conflict Minerals in the supply chain. Risks were identified by assessing the due diligence practices of smelters and refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent compared these facilities listed in the responses to the list of smelters and refiners maintained by the RMI to ensure that the facilities met the RMI definition of a 3TG processing facility that was operational during the 2018 calendar year.
To assess the risk that any of these smelters posed to our supply chain, Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process (“RMAP”). We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Smelters that have completed an RMAP audit are considered to be DRC-Conflict Free. In cases where the smelter’s due diligence practices have not been audited against the RMAP standard, a potential supply chain risk exists.
As of May 24, 2018, we have validated 320 smelters or refiners and are working to validate the additional smelter/refiner entries from the submitted CMRTs. Due to the provision of primarily supplier-level CMRTs, we cannot definitely determine their connection to the Covered Products.
Each facility that meets the RMI definition of a smelter or refiner of a 3TG mineral is assessed according to red flag indicators defined in the OECD Guidance. Five factors are used to determine the level of risk that each smelter poses to the supply chain:

1)	Geographic proximity to the DRC and covered countries;

2)	Known mineral source country of origin;

3)	Responsible Minerals Assurance Process (RMAP) audit status;

4)	Credible evidence of unethical or conflict sourcing; and

5)	Peer Assessments conducted by credible third-party sources.
Based on these criteria the following facilities have been identified with red-flag risks in their supply chain:

•	Tony Goetz NV - CID002587

•	African Gold Refinery Limited (AGR) - CID003185

•	Kaloti Precious Metals - CID002563

•	Universal Precious Metals Refining Zambia - CID002854

•	Sudan Gold Refinery - CID002567

•	Fidelity Printers - CID002515
As part of our risk management plan under the OECD Guidance, when these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through our Assent Compliance, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to the Company, and escalating up to removal of these red flag smelters from their supply chain.
As per the OECD Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the goal of progressive elimination of these red flags from the supply chain.
Suppliers are also evaluated on their Conflict Minerals program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of such Conflict Minerals program can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the supplier’s Conflict Minerals program are:

•	Does the supplier have a Conflict Minerals policy in place that prohibits the procurement of 3TGs from sources that directly or indirectly finance or benefit armed groups in the Covered Countries?

•	Has the supplier implemented due diligence measures to implement such policy?

•	Does the supplier verify due diligence information received from its suppliers?

•	Does the supplier’s verification process include corrective action management?
When suppliers meet or exceed those criteria (Yes to at least A, E, G, H on the CMRT 5.11), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program.
3.3.    Design and Implement a Strategy to Respond to Identified Risks
As per the OECD Guidance, risk mitigation will depend on the supplier’s specific role in the supply chain. When a high-risk smelting facility is reported on a CMRT by a supplier surveyed, risk mitigation will include:

•	Requesting the supplier to submit product specific CMRT to better identify the connection to products that they supply to the Company;

•	Guiding suppliers to the Assent University learning platform to access educational materials on mitigating the risk of smelters or refiners on the supply chain; and

•
If necessary, requesting all our suppliers whom we have reason to believe are supplying us with 3TGs from sources that may directly or indirectly finance or benefit armed groups in the Covered Countries to establish an alternative source of 3TGs that does not support such conflict, as provided in the OECD guidance. To date, we have found no instances where it was necessary to terminate a contract or find a replacement material or supplier for issues relating to Conflict Minerals.

3.4.    Third-Party Audit of Supply Chain Due Diligence
As a downstream purchaser of 3TGs, our due diligence process is based on the necessity of relying on data obtained from our direct suppliers. We also rely on information collected and provided by other external audit programs. As such, we have not conducted third-party audits of any smelters or refiners.
Assent also directly contacts smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners. The Company is a signatory of this communication in accordance with the requirements of downstream companies detailed in the OECD Guidance.
3.5.    Report on Supply Chain Due Diligence
This Conflict Minerals Report is on file with the SEC and is publicly available on our web site at www.entegris.com/content/dam/web/about-us/corporate-overview/documents/report-conflict- minerals.pdf
4.    Due Diligence Results
Attached as Appendix A is a list of all the smelters and refiners listed by our suppliers in their completed CMRTs that appear on the lists of smelters maintained by the RMI. Since many of the CMRTs we received from our suppliers were made on a company or division level basis, rather than on a product-level basis, we are not able to identify which smelters or refiners listed on Appendix A processed the 3TGs contained in our products. Therefore, our list of processing smelters and refiners disclosed in Appendix A may contain more facilities than those that processed the Conflict Minerals contained in our products. The current efforts focus on gathering smelter information via the CMRT and, as the program progresses, requiring full completion of all necessary smelter identification information which will enable the validation and disclosure of the smelters as well as the tracing of 3TGs to their location of origin. Seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of 3TGs in our supply chain.
Certain of the responses provided by suppliers to the CMRT did include the names of facilities listed by the suppliers as smelters or refiners. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Assent Compliance, our third-party compliance partner, compared these facilities listed in the responses to the list of smelters maintained by the RMI and, if a supplier indicated that the facility was certified as “RMAP Conformant”, Assent Compliance confirmed that the facility was, in fact, listed as such by RMI.
As of May 24, 2019, we have validated 320 smelters or refiners and are working to validate the additional smelter and refiner entries from the submitted CMRTs. The table set forth on Schedule 1 to this CMR lists the valid smelters identified by suppliers we surveyed. Not all of these facilities have necessarily processed 3TGs contained in our products covered by this Conflict Minerals Report. This is because our suppliers generally provided information via the CMRT at the company or divisional level, and generally did not limit their CMRT responses to information relating to 3TGs in specific products supplied to us.
Based on the information provided by our suppliers in their CMRT’s, we are aware that there are 254 smelters that are certified “Conflict-Free”, and 7 smelters are active in the RMAP third-party audit process. Many suppliers are still unable to provide the smelters or refiners used for materials supplied to us. Furthermore, many of the responses provided at the company or division level indicated an “unknown” status in terms of determining the origin of 3TGs.
Based on our due diligence, the products that we manufacture or contract to manufacture which contain 3TGs are classified as “DRC conflict undeterminable” in 2018 as information on sources remains incomplete at this time.
5.    Additional Risk Mitigation Steps
In keeping with our commitment to continual improvement, our Product Stewardship Team performed a review of our internal program in the first quarter of 2019. Observations and recommendations have been summarized and integrated the Conflict Minerals Action Plan for 2019.
The Company intends to take the following steps to improve the RCOI and due diligence conducted to further identify and mitigate the risk that our products contain Conflict Minerals from sources that support conflict in the Covered Countries:

•	Further collaboration with our third-party compliance partner, Assent, to raise supplier survey response rates, as well as implement best practice supplier education and engagement initiatives.

•	Increase the response rate from our suppliers to 85%.

•	Engage, as needed, with suppliers and direct them to training resources to increase knowledge, increase response rates, and improve the reliability of responses.

•	Continue to work with the company supply chain managers to increase their understanding of the program and the need for continuous improvement.

•	If applicable, upon learning of a supplier found to be supplying 3TGs from sources that support conflict in the Covered Countries, establish an alternative source that does not support such conflict.

•	Continue to monitor the OECD and relevant trade associations to incorporate best practices to improve our processes and leverage our supply chain in accordance with OECD Guidance.

•	Investigate and act on recommendations from our internal review process.

Appendix A

Metal	Standard Smelter Name	Smelter ID	RMI Audit Status
Gold	8853 S.p.A.	CID002763	Conformant
Gold	Abington Reldan Metals, LLC	CID002708	Non-Conformant
Gold	Advanced Chemical Company	CID000015	Conformant
Gold	African Gold Refinery	CID003185	Not Enrolled
Gold	Aida Chemical Industries Co., Ltd.	CID000019	Conformant
Gold	Al Etihad Gold LLC	CID002560	Conformant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Conformant
Gold	AngloGold Ashanti Córrego do Sítio Mineração	CID000058	Conformant
Gold	Argor-Heraeus S.A.	CID000077	Conformant
Gold	Asahi Pretec Corp.	CID000082	Conformant
Gold	Asahi Refining Canada Ltd.	CID000924	Conformant
Gold	Asahi Refining USA Inc.	CID000920	Conformant
Gold	Asaka Riken Co., Ltd.	CID000090	Conformant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	Not Enrolled
Gold	AU Traders and Refiners	CID002850	Conformant
Gold	Aurubis AG	CID000113	Conformant
Gold	Bangalore Refinery	CID002863	Active
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	Conformant
Gold	Boliden AB	CID000157	Conformant
Gold	C. Hafner GmbH + Co. KG	CID000176	Conformant
Gold	Caridad	CID000180	Not Enrolled
Gold	CCR Refinery - Glencore Canada Corporation	CID000185	Conformant
Gold	Cendres + Métaux S.A.	CID000189	Conformant
Gold	Chimet S.p.A.	CID000233	Conformant
Gold	Chugai Mining	CID000264	Active
Gold	Daejin Indus Co., Ltd.	CID000328	Conformant
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343	Not Enrolled
Gold	Degussa Sonne / Mond Goldhandel GmbH	CID002867	Not Enrolled
Gold	Dijllah Gold Refinery FZC	CID003348	Not Enrolled
Gold	DODUCO Contacts and Refining GmbH	CID000362	Conformant
Gold	Dowa	CID000401	Conformant
Gold	DS PRETECH Co., Ltd.	CID003195	Conformant
Gold	DSC (Do Sung Corporation)	CID000359	Conformant
Gold	Eco-System Recycling Co., Ltd.	CID000425	Conformant
Gold	Emirates Gold DMCC	CID002561	Conformant
Gold	Fidelity Printers and Refiners Ltd.	CID002515	Not Enrolled
Gold	Fujairah Gold FZE	CID002584	Not Enrolled
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	CID002852	Not Enrolled
Gold	Geib Refining Corporation	CID002459	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243	Conformant
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909	Not Enrolled
Gold	Guangdong Jinding Gold Limited	CID002312	Not Enrolled

Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651	Not Enrolled
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	Not Enrolled
Gold	HeeSung	CID000689	Conformant
Gold	Heimerle + Meule GmbH	CID000694	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	Conformant
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	Conformant
Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767	Not Enrolled
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CID000773	Not Enrolled
Gold	Hwasung CJ Co., Ltd.	CID000778	Not Enrolled
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	Conformant
Gold	International Precious Metal Refiners	CID002562	Not Enrolled
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Conformant
Gold	Istanbul Gold Refinery	CID000814	Conformant
Gold	Italpreziosi	CID002765	Conformant
Gold	Japan Mint	CID000823	Conformant
Gold	Jiangxi Copper Co., Ltd.	CID000855	Conformant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	Not Enrolled
Gold	JSC Uralelectromed	CID000929	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	Conformant
Gold	Kaloti Precious Metals	CID002563	Not Enrolled
Gold	Kazakhmys Smelting LLC	CID000956	Not Enrolled
Gold	Kazzinc	CID000957	Conformant
Gold	Kennecott Utah Copper LLC	CID000969	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	CID002511	Active
Gold	Kojima Chemicals Co., Ltd.	CID000981	Conformant
Gold	Korea Zinc Co., Ltd.	CID002605	Conformant
Gold	Kyrgyzaltyn JSC	CID001029	Conformant
Gold	Kyshtym Copper-Electrolytic Plant ZAO	CID002865	Not Enrolled
Gold	L'azurde Company For Jewelry	CID001032	Not Enrolled
Gold	Lingbao Gold Co., Ltd.	CID001056	Not Enrolled
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058	Not Enrolled
Gold	L'Orfebre S.A.	CID002762	Conformant
Gold	LS-NIKKO Copper Inc.	CID001078	Conformant
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093	Not Enrolled
Gold	Marsam Metals	CID002606	Conformant
Gold	Materion	CID001113	Conformant
Gold	Matsuda Sangyo Co., Ltd.	CID001119	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	Conformant
Gold	Metalor Technologies S.A.	CID001153	Conformant
Gold	Metalor USA Refining Corporation	CID001157	Conformant
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	CID001161	Conformant
Gold	Mitsubishi Materials Corporation	CID001188	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509	Conformant

Gold	Modeltech Sdn Bhd	CID002857	Non-Conformant
Gold	Morris and Watson	CID002282	Not Enrolled
Gold	Morris and Watson Gold Coast	CID002866	Not Enrolled
Gold	Moscow Special Alloys Processing Plant	CID001204	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	CID001220	Conformant
Gold	Navoi Mining and Metallurgical Combinat	CID001236	Not Enrolled
Gold	NH Recytech Company	CID003189	Active
Gold	Nihon Material Co., Ltd.	CID001259	Conformant
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	Conformant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326	Conformant
Gold	OJSC Novosibirsk Refinery	CID000493	Conformant
Gold	PAMP S.A.	CID001352	Conformant
Gold	Pease & Curren	CID002872	Not Enrolled
Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362	Not Enrolled
Gold	Planta Recuperadora de Metales SpA	CID002919	Conformant
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	CID001397	Conformant
Gold	PX Précinox S.A.	CID001498	Conformant
Gold	QG Refining, LLC	CID003324	Not Enrolled
Gold	Rand Refinery (Pty) Ltd.	CID001512	Conformant
Gold	Refinery of Seemine Gold Co., Ltd.	CID000522	Not Enrolled
Gold	Remondis Argentia B.V.	CID002582	Conformant
Gold	Republic Metals Corporation	CID002510	Conformant
Gold	Royal Canadian Mint	CID001534	Conformant
Gold	SAAMP	CID002761	Conformant
Gold	Sabin Metal Corp.	CID001546	Not Enrolled
Gold	Safimet S.p.A	CID002973	Conformant
Gold	SAFINA A.S.	CID002290	Not Enrolled
Gold	Sai Refinery	CID002853	Not Enrolled
Gold	Samduck Precious Metals	CID001555	Non-Conformant
Gold	SAMWON Metals Corp.	CID001562	Not Enrolled
Gold	SAXONIA Edelmetalle GmbH	CID002777	Conformant
Gold	SEMPSA Joyería Platería S.A.	CID001585	Conformant
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619	Not Enrolled
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	Conformant
Gold	Shangdong Humon Smelting Co., Ltd.	CID002525	Not Enrolled
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	Conformant
Gold	Singway Technology Co., Ltd.	CID002516	Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	Conformant
Gold	Solar Applied Materials Technology Corp.	CID001761	Conformant
Gold	State Research Institute Center for Physical Sciences and Technology	CID003153	Not Enrolled
Gold	Sudan Gold Refinery	CID002567	Not Enrolled
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	Conformant
Gold	SungEel HiTech	CID002918	Conformant
Gold	T.C.A S.p.A	CID002580	Conformant

Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Conformant
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	Conformant
Gold	Tokuriki Honten Co., Ltd.	CID001938	Conformant
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CID001947	Not Enrolled
Gold	Tony Goetz NV	CID002587	Non-Conformant
Gold	TOO Tau-Ken-Altyn	CID002615	Not Enrolled
Gold	Torecom	CID001955	Conformant
Gold	Umicore Brasil Ltda.	CID001977	Conformant
Gold	Umicore Precious Metals Thailand	CID002314	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Conformant
Gold	United Precious Metal Refining, Inc.	CID001993	Conformant
Gold	Universal Precious Metals Refining Zambia	CID002854	Not Enrolled
Gold	Valcambi S.A.	CID002003	Conformant
Gold	Western Australian Mint trading as The Perth Mint	CID002030	Conformant
Gold	WIELAND Edelmetalle GmbH	CID002778	Conformant
Gold	Yamamoto Precious Metal Co., Ltd.	CID002100	Conformant
Gold	Yokohama Metal Co., Ltd.	CID002129	Conformant
Gold	Yunnan Copper Industry Co., Ltd.	CID000197	Not Enrolled
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	Conformant
Tantalum	Asaka Riken Co., Ltd.	CID000092	Conformant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	Conformant
Tantalum	D Block Metals, LLC	CID002504	Conformant
Tantalum	Exotech Inc.	CID000456	Conformant
Tantalum	F&X Electro-Materials Ltd.	CID000460	Conformant
Tantalum	FIR Metals & Resource Ltd.	CID002505	Conformant
Tantalum	Global Advanced Metals Aizu	CID002558	Conformant
Tantalum	Global Advanced Metals Boyertown	CID002557	Conformant
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CID000291	Conformant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616	Conformant
Tantalum	H.C. Starck Co., Ltd.	CID002544	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	Conformant
Tantalum	H.C. Starck Inc.	CID002548	Conformant
Tantalum	H.C. Starck Ltd.	CID002549	Conformant
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550	Conformant
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	CID002842	Conformant
Tantalum	Jiujiang Janny New Material Co., Ltd.	CID003191	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	Conformant
Tantalum	KEMET Blue Metals	CID002539	Conformant
Tantalum	KEMET Blue Powder	CID002568	Conformant
Tantalum	LSM Brasil S.A.	CID001076	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163	Conformant

Tantalum	Mineracao Taboca S.A.	CID001175	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	Conformant
Tantalum	NPM Silmet AS	CID001200	Conformant
Tantalum	Power Resources Ltd.	CID002847	Conformant
Tantalum	QuantumClean	CID001508	Conformant
Tantalum	Resind Industria e Comercio Ltda.	CID002707	Conformant
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CID001522	Conformant
Tantalum	Solikamsk Magnesium Works OAO	CID001769	Conformant
Tantalum	Taki Chemicals	CID001869	Conformant
Tantalum	Telex Metals	CID001891	Conformant
Tantalum	Ulba Metallurgical Plant JSC	CID001969	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508	Conformant
Tin	Alpha	CID000292	Conformant
Tin	An Vinh Joint Stock Mineral Processing Company	CID002703	Not Enrolled
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190	Conformant
Tin	China Tin Group Co., Ltd.	CID001070	Conformant
Tin	CV Ayi Jaya	CID002570	Conformant
Tin	CV Dua Sekawan	CID002592	Conformant
Tin	CV Gita Pesona	CID000306	Conformant
Tin	CV Tiga Sekawan	CID002593	Conformant
Tin	CV United Smelting	CID000315	Conformant
Tin	CV Venus Inti Perkasa	CID002455	Conformant
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CID003356	Active
Tin	Dowa	CID000402	Conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	Non-Conformant
Tin	EM Vinto	CID000438	Conformant
Tin	Estanho de Rondônia S.A.	CID000448	Not Enrolled
Tin	Fenix Metals	CID000468	Conformant
Tin	Gejiu Fengming Metallurgy Chemical Plant	CID002848	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	Conformant
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CID003116	Conformant
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844	Non-Conformant
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468	Conformant
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Conformant
Tin	Melt Metais e Ligas S.A.	CID002500	Conformant
Tin	Metallic Resources, Inc.	CID001142	Conformant
Tin	Metallo Belgium N.V.	CID002773	Conformant
Tin	Metallo Spain S.L.U.	CID002774	Conformant

Tin	Mineracao Taboca S.A.	CID001173	Conformant
Tin	Minsur	CID001182	Conformant
Tin	Mitsubishi Materials Corporation	CID001191	Conformant
Tin	Modeltech Sdn Bhd	CID002858	Conformant
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	Not Enrolled
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Conformant
Tin	Operaciones Metalurgical S.A.	CID001337	Conformant
Tin	Pongpipat Company Limited	CID003208	Not Enrolled
Tin	PT Aries Kencana Sejahtera	CID000309	Conformant
Tin	PT Artha Cipta Langgeng	CID001399	Conformant
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Conformant
Tin	PT Babel Inti Perkasa	CID001402	Conformant
Tin	PT Babel Surya Alam Lestari	CID001406	Conformant
Tin	PT Bangka Prima Tin	CID002776	Conformant
Tin	PT Bangka Serumpun	CID003205	Conformant
Tin	PT Bangka Tin Industry	CID001419	Conformant
Tin	PT Belitung Industri Sejahtera	CID001421	Conformant
Tin	PT Bukit Timah	CID001428	Conformant
Tin	PT DS Jaya Abadi	CID001434	Conformant
Tin	PT Inti Stania Prima	CID002530	Conformant
Tin	PT Karimun Mining	CID001448	Conformant
Tin	PT Kijang Jaya Mandiri	CID002829	Conformant
Tin	PT Menara Cipta Mulia	CID002835	Conformant
Tin	PT Mitra Stania Prima	CID001453	Conformant
Tin	PT Panca Mega Persada	CID001457	Conformant
Tin	PT Premium Tin Indonesia	CID000313	Conformant
Tin	PT Prima Timah Utama	CID001458	Conformant
Tin	PT Rajawali Rimba Perkasa	CID003381	Active
Tin	PT Refined Bangka Tin	CID001460	Conformant
Tin	PT Sariwiguna Binasentosa	CID001463	Conformant
Tin	PT Stanindo Inti Perkasa	CID001468	Conformant
Tin	PT Sukses Inti Makmur	CID002816	Conformant
Tin	PT Sumber Jaya Indah	CID001471	Conformant
Tin	PT Timah (Persero) Tbk Kundur	CID001477	Conformant
Tin	PT Timah (Persero) Tbk Mentok	CID001482	Conformant
Tin	PT Tinindo Inter Nusa	CID001490	Conformant
Tin	PT Tirus Putra Mandiri	CID002478	Conformant
Tin	PT Tommy Utama	CID001493	Conformant
Tin	Resind Industria e Comercio Ltda.	CID002706	Conformant
Tin	Rui Da Hung	CID001539	Conformant
Tin	Soft Metais Ltda.	CID001758	Conformant
Tin	Super Ligas	CID002756	Not Enrolled
Tin	Thaisarco	CID001898	Conformant
Tin	Tin Technology & Refining	CID003325	Conformant
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	Not Enrolled

Tin	White Solder Metalurgia e Mineração Ltda.	CID002036	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	Conformant
Tin	Yunnan Tin Company Limited	CID002180	Conformant
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	Conformant
Tungsten	ACL Metais Eireli	CID002833	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	Conformant
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CID002645	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	Conformant
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CID002536	Non-Conformant
Tungsten	Global Tungsten & Powders Corp.	CID000568	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	Conformant
Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542	Conformant
Tungsten	H.C. Starck Tungsten GmbH	CID002541	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	Conformant
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	Conformant
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CID003182	Active
Tungsten	Hydrometallurg, JSC	CID002649	Conformant
Tungsten	Japan New Metals Co., Ltd.	CID000825	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	Conformant
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CID002647	Not Enrolled
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	Conformant
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313	Not Enrolled
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	Conformant
Tungsten	Kennametal Fallon	CID000966	Conformant
Tungsten	Kennametal Huntsville	CID000105	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	Conformant
Tungsten	Moliren Ltd	CID002845	Conformant
Tungsten	Niagara Refining LLC	CID002589	Conformant
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543	Conformant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827	Conformant
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CID002815	Conformant
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	Conformant
Tungsten	Unecha Refractory metals plant	CID002724	Conformant
Tungsten	Wolfram Bergbau und Hütten AG	CID002044	Conformant
Tungsten	Woltech Korea Co., Ltd.	CID002843	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	Conformant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830	Conformant

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	Conformant